EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT



We hereby  consent to the use in Amendment  No. 4 to the Form SB-2  Registration
Statement of IVP Technology Corporation of our report dated March 8, 2002 relating to the consolidated balance sheet for the year ended December 31, 2001 and the related statements of operations, changes in stockholders equity, and cash flows for the years ended December 31, 2001 and 2000 and for the period from January 1, 1998 (inception of Development Stage) to December 31, 2001 of IVP Technology Corporation which appear in such Amendment No. 4 to the Form
SB-2, and to the reference to our Firm under the caption "Experts" in the Prospectus.


                                  /s/ Weinberg & Company, P.A.


                                  WEINBERG & COMPANY, P.A.
                                  Certified Public Accountants


Boca Raton, Florida
February 5, 2003